QLT EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made the 1st day of November, 2012 between QLT INC. (“QLT” or the “Company”), of 887 Great Northern Way, Suite 101, Vancouver, British Columbia, V5T 4T5 and SUKHI JAGPAL (the “Employee”);

Whereas:

A.	QLT is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye;

B.	QLT wishes to continue the employment of the Employee on the terms and conditions of this Agreement; and

C.	The employment of the Employee with QLT under this Agreement will commence on the 1 of November, 2012 (“Commencement Date”). The Employee’s official seniority date with QLT will be March 28, 2003.

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, the parties hereto covenant and agree as follows:

1.0	NATURE OF EMPLOYMENT

1.1	Position. QLT does hereby employ the Employee in the position of Interim Chief Financial Officer, such appointment effective as of July 20, 2012, and the Employee hereby accepts such employment by QLT, all upon and subject to the terms and conditions of this Agreement.

1.2

Duties and Functions. QLT and the Employee agree that the Employee shall be responsible to and shall report to Jeffrey Meckler, Director and Executive Transition Committee member, or to such other person as the Board of Directors of QLT shall from time to time designate (the “Supervisor”). The Employee agrees to carry out in a good and faithful manner, using the Employee’s best efforts and in a manner that will promote the interests of QLT, such duties and functions as the Supervisor may request from time to time (the “Services”) and devote the whole of the Employee’s working time, attention and energies to the business and affairs of QLT. The Supervisor may vary the conditions, duties and functions of the Employee’s employment from time to time according to QLT’s

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operational and other needs, provided that such variation does not require the Employee to move from the Vancouver area. QLT also expects the Employee will produce timely and good quality work, acting always in a competent, trustworthy and loyal manner.

1.3	Limited Authority as Agent. The Employee agrees that the Employee may not act as an agent of QLT except with the express prior written authority of QLT. Without limiting the generality of the foregoing, the Employee shall not commit nor be entitled to commit QLT to any obligation whatsoever nor shall the Employee incur or be entitled to incur any debt or liability whatsoever on behalf of QLT, without in each case the express prior written authority of QLT. Any obligations, debts or liabilities incurred other than as aforesaid shall be exclusively for the account of the Employee.

1.4	Compliance with Policies. The Employee agrees to read, fully understand and commit to follow all QLT’s written policies, including but not limited to Code of Ethics, Human Rights, Insider Trading, Health and Safety, Communications, as they may be revised or supplemented from time to time by QLT at its sole discretion. The Employee acknowledges that the Employee was given or had the opportunity to review copies of QLT’s current policies prior to entering into this Agreement. Copies of those policies, as they may be revised from time to time, will also be made available to the Employee during the course of his or her employment. In addition, if the Employee is working in Finance, Legal or Human Resources or is an executive officer of QLT, the Employee will be required to also comply with QLT’s Code of Exemplary Conduct.

1.5	The Employee is not now nor has in the past been debarred by the United States Food and Drug Administration under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act and the Employee has never been convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product. In the event that the Employee is, or learns that she or he will be:

(a)	debarred under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or

(b)	convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product, the Employee will immediately notify QLT in writing.

1.6	Performance Review. The Employee’s annual performance review will occur in December.

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2.0	EMPLOYEE COMPENSATION

2.1	Salary. QLT will pay to the Employee, subject to the Employee being an employee in good standing of QLT, in 24 equal installments payable semi-monthly, an aggregate annual salary of $192,500.00 (made effective July 20, 2012), subject to deductions required to be made by QLT by all applicable legislation including, without limitation, deductions for income tax, Canada Pension Plan premiums and employment insurance premiums. All sums are in Canadian Dollars unless otherwise stated.

2.2	Benefits. Subject to the terms of the various plans in effect with QLT from time to time, and subject to the Employee taking the necessary steps to ensure that the Employee (and, where applicable, the Employee’s eligible dependents) are properly registered under the plans, and subject to payment of costs payable by the Employee where applicable, QLT will provide for the following additional benefits to the Employee during the Employee’s employment:

2.2.1	The Employee may contribute to a recognized Retirement Savings Plan (“RSP”) of the Employee’s selection and QLT will reimburse the Employee’s RSP eligible contribution up to 7% of the Employee’s salary earned annually to a maximum of 50% of the annual limit established by the Canada Revenue Agency for such calendar year.

2.2.2	Coverage under the Medical Services Plan of British Columbia for the Employee and the Employee’s eligible dependents subject to the terms of the Plan.

2.2.3	Effective on the Employee’s Commencement Date, the Employee and the Employee’s eligible dependents will be covered under both QLT’s Group Insurance Plan and Employee and Family Assistance Program.

2.3	Vacation. The Employee is entitled to paid vacation during each calendar year of the Employee’s employment on the basis of 2.08 days of vacation for each month of employment (in which at least 10 full days of salary has been earned) completed during that year. The Employee’s entitlement to bankable vacation and overtime (if eligible) is limited to a combined total of 75 hours or 10 days per year. Vacation balances remaining at the end of a calendar year, which are beyond 75 hours will be paid out in January of each year. Banked vacation time cannot be banked and carried over for more than one calendar year after the year in which the vacation time was earned.

2.4	Expenses. QLT agrees to pay or promptly reimburse the Employee for, in advance if requested by the Employee, the reasonable travelling, entertainment, telephone and other

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expenses actually and properly incurred by the Employee in connection with the provision of the Services by the Employee under this Agreement approved by QLT and in accordance with QLT’s policies and practices. Such payment of or reimbursement for expenses shall be subject to the Employee keeping proper accounts and furnishing to QLT within 30 days after the date the expenses are incurred, all applicable statements, vouchers and other evidence of expense in such form as requested by QLT.

2.5	Sick Leave. The Employee is entitled to paid sick leave during each calendar year of employment up to a maximum of 10 days. If the Employee is employed by QLT for any partial calendar year, the Employee’s entitlement to sick leave shall be pro-rated accordingly. The Employee’s entitlement shall not be cumulative from year to year and any sick leave days not taken in any year may not be taken in any subsequent year. QLT may require the Employee to produce a doctor’s certificate of illness at any time.

2.6	Stock Option Incentive Compensation. The Employee shall be eligible for participation in the Company’s performance based Incentive Stock Option Plan, as such Plans may be in effect from time to time. Participation in the Company’s performance based Incentive Stock Option Plan currently provides for an annual granting of options to purchase common shares of QLT, expiring five (5) years from the date of grant, at an exercise price equal to the closing price for the last trading day on the Toronto Stock Exchange immediately prior to the grant. These options will vest monthly over three years. The number of options granted is subject to the final approval of the Board of Directors. All grants of options are subject to the regulatory approval of the Toronto Stock Exchange and relevant securities commissions.

2.7	Cash Incentive Compensation. The Employee shall be eligible for participation in the Company’s Cash Incentive Compensation Plan, as such plan may be in effect from time to time, at a target cash incentive compensation payment of 25% of base salary. The amount of the payment is subject to the review and approval of the Board of Directors and is to be based on corporate and individual objectives and milestones, which are agreed upon by the Company and the Employee. In order to receive payment, the Employee must be employed by QLT at the time when the Cash Incentive Compensation Plan is otherwise actually paid to eligible employees (which usually occurs in February or March of the year following the calendar year in which such Cash Incentive Compensation amount relates).

3.0	TERMINATION OF EMPLOYMENT

3.1

Termination by Employee. The Employee may terminate his or her employment upon giving QLT 30 days prior written notice of the effective date of his or her resignation. On receiving such notice, QLT may elect to pay the Employee salary in lieu of working

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notice period, in which case the termination will be effective immediately. Despite the foregoing, if the Employee provides 10 business days’ notice in writing of his resignation at any time within 10 business days following the later of: (a) the date that QLT’s Annual Report on Form 10-K for QLT’s fiscal year ended December 31, 2012, as approved by the Board of Directors of QLT, is filed with the United States Securities and Exchange Commission; and (b) February 23, 2013, the Employee will receive the severance entitlements in accordance with section 3.2, paid out as lump sum payment of salary in lieu of notice and not working notice. QLT may in its discretion waive all or any part of the 10 business day notice period in which case the employment of the Employee will terminate on the earlier day selected by QLT and the Employee will not be entitled to compensation for the balance of the notice period.

3.2	Termination by QLT. QLT may terminate the Employee’s employment immediately without cause upon providing to the Employee the following:

3.2.1	twelve months’ salary in a lump sum payment payable at the time of termination;

3.2.2	an amount equal to the Cash Incentive Compensation (bonus) that the Employee would have earned in the year of termination prorated to the Employee’s termination date and any earned but unpaid bonus from the previous year. These payments will be calculated assuming 100% of the individual goals were met, but not exceeded. The corporate portion of the Cash Incentive Compensation (if applicable) will be calculated using the average percentage of the 3 years immediately preceding the year in which the Employee’s employment is terminated;

3.2.3	an amount equal to the RRSP matching payments the Employee would otherwise have been eligible to receive until the Employee’s termination date and from his termination date to the last day of his severance period; and;

3.2.4	provided the Employee remains a full-time resident of Canada, and provided that Great-West Life approves the extension of any benefits provided through them past the Employee’s termination date, QLT will continue all of his health-related benefits, other than short-term disability, long-term disability and out of country travel coverage, until the earlier of the date the Employee commences employment or a consulting arrangement with a third party or the last day of his severance period.

3.3	Salary in Lieu of Notice. All payments under Section 3.2 are subject to applicable withholdings. The Employee further agrees that in the case of any termination of employment, the Employee will not be entitled to any notice or payments in excess of those specified in Section 3.2 above.

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3.4	Termination for Cause. Notwithstanding Section 3.2, QLT may terminate the Employee’s employment for cause without notice or payment.

3.5	Exit Interview. In the event of termination of employment by either party, the Employee will meet with the Supervisor for an interview. At that time, the Employee will deliver up to the Supervisor all documents in the Employee’s possession including all notes, graphs, publications, data and other materials obtained or produced by the Employee during his or her employment, including, without limitation, those bearing Confidential Information as defined in Section 4.2.

4.0	CONFIDENTIALITY AND INTELLECTUAL PROPERTY

4.1	Confidentiality. The Employee understands and agrees that, in the performance of the Employee’s obligations under this Agreement, the Employee may obtain, knowledge of Confidential Information (as hereinafter defined) relating to the business or affairs of QLT or of any of its subsidiary or affiliated companies. The Employee agrees that the Employee shall not, without the prior written consent of the President and Chief Executive Officer of QLT, either before or after termination of this Agreement:

4.1.1	use or disclose any Confidential Information outside of QLT (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of QLT (or any of its subsidiary or affiliated companies);

4.1.2	subject to Section 4.6, publish any article with respect thereto; or

4.1.3	except in providing the Services, remove or aid in the removal from the premises of QLT any Confidential Information or any property or material relating thereto.

4.2	Definition of Confidential Information. In this Agreement, “Confidential Information” means any information or knowledge including, without limitation, any formula, pattern, design, system, program, device, software, plan, process, know how, research, discovery, strategy, method, idea or compilation of information that (i) relates to the business or affairs of QLT (or any of its subsidiary or affiliated companies) or to any Inventions (as hereinafter defined) or results from its or their research and/or development activities, (ii) is private or confidential in that it is not generally known or available to the public, and (iii) gives or would give QLT (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it.

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4.3	Intellectual Property Rights. The Employee shall promptly disclose, and hereby assigns, to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively the “Inventions”) that the Employee may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in relation to the Services, the duties or activities of the Employee hereunder, or the business and affairs of QLT. All Inventions and all other work of the Employee relating to this Agreement or to the provision of the Services hereunder, shall at all times and for all purposes be the property of QLT for QLT to use, alter, vary, adapt and exploit as it shall see fit, and shall be acquired or held by the Employee in a fiduciary capacity for, and solely for, the benefit of QLT. The Employee agrees:

4.3.1	to treat all information with respect to Inventions and all other work of the Employee relating to this Agreement or to the provision of the Services hereunder, as Confidential Information as defined in, and subject to, Section 4.1 above;

4.3.2	to keep complete and accurate records thereof, which shall be the property of QLT and copies of which shall be maintained at the premises of QLT in the care of such person as may be designated by QLT from time to time for such purpose;

4.3.3	to execute all documents requested by QLT in connection with any application for letters patent of Canada, the United States or any and all countries for such Inventions, and to provide to QLT, the Employee’s agents, employees and legal advisors, all reasonable and requested assistance in preparing such applications;

4.3.4	from time to time, upon the request and at the expense of QLT, but without charge for service beyond the payments herein provided for, execute and deliver to QLT all assignments and other instruments and things required to transfer and assign to QLT (or to such other person as QLT may direct) all right, title and interest in and to, and possession of, the Inventions and all other work of the Employee relating to this Agreement or to the provision of the Services hereunder, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, and including, but not limited to, all rights to acquire in the name of QLT or its nominee patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available;

4.3.5	to testify in any proceedings or litigation as to such Inventions; and

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4.3.6	in case QLT shall desire to keep secret any such Invention or shall for any reason decide not to have letters patent applied for thereon, to refrain from applying for letters patent thereon.

4.4	Compliance with Policies. The Employee shall abide by and carry out all policies of QLT placed in effect to establish and protect the confidence of such information.

4.5	Records. The Employee agrees that all records or copies of records concerning QLT’s activities, business interests or investigations made or received by him or her during his or her employment with QLT are and will remain the property of QLT. The Employee further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his or her employment or at any time during his or her employment at QLT’s request.

4.6	Materials of Former Employers. The Employee hereby certifies that he or she has not brought and will not bring with the Employee to QLT or use while performing its employment duties for QLT any materials or documents of any former employer of the Employee which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer. The Employee certifies, warrants, and represents that his or her performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to him or her before or after the commencement of employment with QLT. The Employee will not disclose to QLT, use in the performance of his or her work for QLT, or induce QLT to use, any Inventions (as defined above), confidential or proprietary information, or other material or documents belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights; including without limitation whether any products or services of such previous employer or other person actually incorporated, used, or were designed or modified based upon such information, and even if such information constitutes negative know-how.

4.7	Review of Publications. QLT recognizes the desirability of its scientific employees publishing articles or papers on worthwhile scientific discoveries and information of general applicability. Upon a written request by the Employee, QLT will review an abstract or outline of a proposed paper or article and, QLT, in its sole discretion, will advise whether publication of the proposed paper or article is appropriate, provided adequate time is allowed for QLT to obtain patent protection or unless a trade secret is involved or unless QLT’s commercial interests would be adversely affected. QLT will also have the right to review and edit in conjunction with the Employee the final draft or proof of the article or paper to ensure QLT’s interests are not affected. This provision is not intended to restrict the Employee from publishing articles or papers based on knowledge which is generally available to and known by others in the field.

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4.8	Injunctive Relief. The Employee acknowledges that any unauthorized disclosure or use of Confidential Information by the Employee may result in material damages to QLT and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of confidential information by the Employee.

5.0	CONFLICT OF INTEREST AND NON-COMPETITION

5.1	Disclosure of Conflicts of Interest. The Employee shall promptly, fully and frankly disclose to QLT in writing:

5.1.1	the nature and extent of any interest the Employee, or any of his Associates, has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with QLT; and

5.1.2	every office the Employee, or any of his Associates, may hold or acquire, and every property the Employee or any of his Associates, may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the corporation or the duties and obligations of the Employee under this Agreement; and

5.1.3	the nature and extent of any conflict referred to in Section 5.1.2 above.

In this Agreement, the expression “Associate” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in the Business Corporations Act of British Columbia, as amended from time to time, and shall also include the parents, brothers and sisters of the Employee.

5.2	Avoidance of Conflicts of Interest. The Employee agrees and acknowledges that it is the policy of QLT that all interests and conflicts of the sort described in Section 5.1 be avoided, and the Employee agrees to comply with all policies or directives of QLT from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 5.1 above. The Employee shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the duties and obligations of the Employee under this Agreement or that would otherwise prevent the Employee from performing the Services hereunder, and the Employee hereby represents and warrants that neither he nor any of his Associates has entered into any such agreement, arrangement or understanding.

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5.3	No Competition or Solicitation. The Employee acknowledges and agrees that drugs for the medical industry are developed by companies in countries around the world and sold by them in the North American market in which QLT is involved and that it is reasonable that any limit on competition, in order to protect QLT adequately, would have to apply worldwide. Accordingly, the Employee covenants and agrees that during and for a period of two years following the termination of this Agreement, the Employee will not, without the consent of QLT acting reasonably:

5.3.1	Participate in a Competitive Business. Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT or any of its affiliates or subsidiaries with respect to:

I.	the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current commercial products, Visudyne or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding the Employee’s date of termination of employment,

II.	the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of ophthalmic indications,

III.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, or

IV.	the development and/or commercialization and/or marketing of pharmaceutical products and/or devices that are or include lacrimal inserts and punctal plugs, and/or drug-eluting lacrimal implants and drug-eluting punctal plugs, and insertion, extraction and detection devices used in connection therewith, for the treatment or prevention for disease, including ocular diseases, anywhere in Canada, the United States or Europe.

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5.3.2	Solicit on Behalf of a Competitive Business. Directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

I.	the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current commercial products, Visudyne or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding the Employee’s date of termination of employment,

II.	the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of ophthalmic indications,

III.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, or

IV.	the development and/or commercialization and/or marketing of pharmaceutical products and/or devices that are or include lacrimal inserts and punctal plugs, and/or drug-eluting lacrimal implants and drug-eluting punctal plugs, and insertion, extraction and detection devices used in connection therewith, for the treatment or prevention for disease, including ocular diseases, anywhere in Canada, the United States or Europe.

5.3.3	Solicit Employees. Directly or indirectly solicit any individual to leave the employment of QLT or any of its affiliates or subsidiaries for any reason or interfere in any other manner with the employment relationship existing between QLT, its affiliates or subsidiaries and its current or prospective employees.

5.3.4	Solicit Customers. Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT or its affiliates or subsidiaries to cease doing business with QLT, its affiliates or subsidiaries or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT or its affiliates or subsidiaries.

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6.0	GENERAL

6.1	Assignment. The Employee acknowledges and agrees that:

6.1.1	the Services contracted for under this Agreement are the personal services of the Employee;

6.1.2	the Employee may not delegate or subcontract for any of the Employee’s duties or obligations under the Agreement; and

6.1.3	the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or mortgaged.

6.2	Binding Effect. Subject to Section 6.1 this Agreement shall be binding upon and shall ensure to the benefit of QLT and the Employee and their respective heirs, executors, administrators, successors and assigns.

6.3	Interpretation. If the sense or context of this Agreement so requires, the singular shall be construed to include the plural and vice versa, and the neuter shall be construed to include the feminine or masculine or body politic or body corporate and vice versa. In this Agreement “herein”, “hereby”, “hereunder”, “hereof”, “hereto” and words of similar import, refer to this Agreement as a whole and not to any particular Section or part of this Agreement. The headings and captions of Sections of this Agreement are inserted for convenience of reference only and are not to be considered when interpreting this Agreement. All sums of money set forth in this Agreement are expressed in Canadian dollars.

6.4	Laws and Courts. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. All disputes arising under this Agreement will be referred to the courts of the Province of British Columbia which will have jurisdiction, but not exclusive jurisdiction, and each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts.

6.5	Notices. Any notice or other communication under this Agreement or in connection herewith shall be sufficiently given:

6.5.1	by QLT to the Employee, if delivered personally to the Employee, or if delivered or sent by prepaid registered mail to the Employee, as the case may be, at the address of the intended recipient shown on the first page of this Agreement; and

6.5.2	by the Employee to QLT, if delivered personally to the President and Chief Executive Officer of QLT or if delivered or sent by prepaid registered mail to QLT at the address of QLT shown on the first page of this Agreement addressed to the attention of the President and Chief Executive Officer.

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Any party may change their address for notices by giving notice in writing of such change to the other parties hereto as provided above. Any notice or communication shall be deemed to have been given, if delivered as aforesaid, when delivered, and if mailed in Canada as aforesaid, on the fourth business day after the date of mailing.

6.6	Partial Invalidity. If any provision of this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity, subject matter or otherwise, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with applicable law. If, notwithstanding the foregoing, any provision of this Agreement shall for any reason to be held to be invalid, illegal or unenforceable in any respect, then such invalid, illegal or unenforceable provision shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.7	Remedies. The Employee acknowledges and agrees that any breach of this Agreement could cause irreparable damage to QLT and that in the event of a breach by the Employee, QLT shall have in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by the Employee of any of the provisions of this Agreement including, without limitation, the provisions of Sections 4.1, 4.3, 5.1, 5.2 and 5.3. In the event of any dispute under any of Sections 4.1, 4.3, 5.1, 5.2 and 5.3, the Employee agrees that QLT shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining conduct of the Employee pending a determination of such dispute and that no bond or other security shall be required from QLT in connection therewith. The Employee acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to and not in substitution for any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it shall see fit.

6.8	Survival of Terms. The representations, warranties, covenants, agreements, obligations and liabilities of the Employee under any and all of Sections 4.1, 4.3, 5.2, and 5.3 of this Agreement shall survive any expiration or termination of this Agreement. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

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6.9	Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

6.10	Whole Agreement. This Agreement constitutes the whole agreement between QLT and the Employee with respect to the subject matters hereof, and supersedes any previous communications, understandings and agreements between QLT and the Employee regarding the subject matters hereof, whether written or oral. Any prior employment agreement is terminated by mutual agreement without liability on QLT. For clarity, this Agreement does not supercede the provisions of any prior employment agreement between the Employee and QLT that expressly survive any expiration or termination of that prior employment agreement. Except as otherwise provided in this Agreement, this Agreement may only be amended by further agreement in writing signed by the parties hereto. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile, photocopied or PDF signatures will have the same effect as an original signature.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

QLT Inc.

/s/ Jeffrey Meckler
Jeffrey Meckler
Director, Executive Transition Committee Member

/s/ Sukhi Jagpal	November 5, 2012
Sukhi Jagpal	Date

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